Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 18, 2005, accompanying the consolidated balance sheet as of December 31, 2004 and the consolidated statements of operations and cash flows for the two years in the period ended December 31, 2004 included in the Annual Report of Royal BodyCare, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of Royal BodyCare, Inc. and Subsidiaries on Form S-8 (File No.333-109723).

GRANT THORNTON LLP

Dallas, Texas

March 24, 2006